EXHIBIT 6.3

                  LESS-THAN-REAL-TIME MASTER LICENSE AGREEMENT

THIS LESS-THAN-REAL-TIME MASTER LICENSE AGREEMENT is dated for reference January 31st, 2000 (the "Effective Date") by and between MACROVISION CORPORATION, a Delaware corporation, of 1341 Orleans Drive, Sunnyvale, California 94089, USA, facsimile (408) 743-8610 ("Macrovision"), E-VIDEO U.S.A., INC., a Nevada corporation, of 8360 East Via de Ventura, Building L-200, Scottsdale, Arizona 85258, USA, facsimile (480) 778-1498 ("E-Video") and E-Video's parent company, E-Video TV, Inc., a Delaware corporation ("E-Video TV").

                                    RECITALS

WHEREAS Macrovision is the owner of all right, title and interest in and to certain patents and inventions pertaining to a certain video copy protection process as more particularly described in the attached Specifications.

AND WHEREAS E-Video wishes to procure an exclusive license to use Macrovision's analog copy protection technology in the United States of America for the Less-Than-Real-Time programming service operated by E-Video.

AND WHEREAS the parties entered into the Letter Agreement on or about the 16th day of September, 1998, setting out the terms of the Option providing for E-Video to become the exclusive licensee in the USA for Macrovision's analog copy protection technology in the Less-Than-Real-Time domain, which Letter Agreement set out the initial terms under which the license contemplated herein would be agreed upon.

AND WHEREAS E-Video has provided written notice to Macrovision indicating its intent to exercise the Option, and the parties now wish to more formally document the exercise of the Option and the terms of the license agreement provided for in the Letter Agreement.

                                    AGREEMENT

NOW THEREFORE, in consideration of the covenants and premises hereinafter set out, and other good and valuable consideration, the parties agree as follows:

1.   DEFINITIONS

     In this Agreement, the following terms will have the meanings set out below.

     1.1  "AGREEMENT" means this agreement and all attachments hereto;

     1.2 "COMMERCIAL LAUNCH" means the first month in which Usage Royalties payable to Macrovision exceed $1,000.00;

     1.3  "DEVICE"   means  a  custom   integrated   circuit  which  will  allow
          application of the Process to the playback of E-Video Recordings, which is to be incorporated into all E-Video Recorders, and which is purchased by the manufacturer of E-Video Recorders from a component supplier authorized by Macrovision to supply such integrated circuits;


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     1.4  "E-VIDEO RECORDER" means a recorder  containing any magnetic hard disc
          drive,   solid-state  memory,  magnetic  tape-based  videocassette  or
          write/erase   optical  disk  recorder   proprietary   to  E-Video  and
          manufactured by or under license from E-Video which is capable of recording E-Video Recordings, whether sold by or installed by E-Video or other parties;

     1.5  "E-VIDEO RECORDINGS" means recordings made of an E-Video Transmission;

     1.6 "E-VIDEO TRANSMISSION" means the transmission in Less-Than-Real-Time of a video signal containing pay-per-view theatrical (i.e. movie, concert, sporting event, or pay-per-view packages) content for reception and subsequent playback in real time;

     1.7 "EXPANDED TERRITORY SUBLICENSE" means an addendum to this Agreement in the form set out in Exhibit A, which, in prescribed circumstances, E-Video will have the option to sign extending the Territory sublicenses to countries outside the U.S.A. (as specified in each individual Expanded Territory Sublicense) by payment to Macrovision of an initial sub-license fee calculated per the Country Pricing Formula shown in Exhibit D for each such country of $1,000 per 1,000,000 population in each such country and the execution of an Expanded Territory Sublicense applicable to such countries, pursuant to Section 2.3;

     1.8 "FIELD OF USE" means the application of the Technology to E-Video Transmissions in the Less-Than-Real-Time domain. "Field of Use" expressly excludes all other applications of the Technology and other Macrovision-proprietary copy protection technologies, including without limitation use of Macrovision's real-time and less-than-real-time digital copy protection and watermarking technologies, Macrovision's audio and software copy protection technologies, HDTV, digital television, and all New Technologies. Notwithstanding the foregoing, E-Video shall have the non-exclusive right to utilize the Technology in the Field of Use by way of Internet transmissions;

     1.9 "IMPROVEMENT" means any improvements, modification, derivatives and/or changes to or in the Process and/or Technology, whether patentable or not, that are directly useful within E-Video Recorders or in E-Video Recordings, and come within the scope of one or more of the Patents;

     1.10 "INITIAL  LICENSE  FEE" means the initial  license fee  referred to in
          Section 3.2 hereof;

     1.11 "LESS-THAN-REAL-TIME" means any application in which video programs are transmitted to an end user in significantly less time than the program's normal running time, and recorded on a suitable medium, for later viewing by the end user. To be considered a Less-Than-Real-Time application, the time compression must exceed 3:1, e.g., a movie with a running time of two hours would be transmitted in less than forty minutes;

     1.12 "LETTER AGREEMENT" means the letter agreement referred to in the recitals hereto, which the parties entered into on or about September 16, 1998;

     1.13 "NEW TECHNOLOGIES" means other copy protection technologies (but not Improvements) proprietary to Macrovision for use in, without limitation, e-commerce, web-based interactive TV, digital TV, HDTV, automated banking, electronic business software applications, software game applications, video and/or audio streaming, digital watermarking, play control, disc authentication, digital-to-digital copy protection solutions and other non-theatrical applications;


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     1.14 "OPTION"  means  the  option  granted  to  E-Video  under  the  Letter
          Agreement entitling E-Video to assume the license rights contemplated herein;

     1.15 "PATENTS" means method claims 1-13 of U.S. Patent No. 4,631,603, claims 1-7 of U.S. Patent No. 4,577,216, and claims 1-8 of U.S. Patent No. 4,819,098, foreign counterparts thereof having a first filing date prior to April 14, 2007;

     1.16 "PATENT TERRITORIES" means those countries set forth in Exhibit B attached hereto in which Macrovision holds existing patents or has applications for patents for the Process. If any Improvements are patented in any territory not listed in Exhibit B, such territory shall be added to Exhibit B upon application for such patent;

     1.17 "PAY-PER-VIEW" means the transmission of a specific delivered video program or package of related programs, for which additional viewer payment(s) or separate fee(s) to receive transmission of such program or package of programs are made, but excludes pay-TV subscription plans;

     1.18 "PROCESS" means Macrovision's processes of modifying a video signal by the addition of a plurality of bipolar pulse pairs during selected lines of the vertical blanking interval and by the addition of pulses in the back porches of certain horizontal synchronizing pulses in the region of the vertical blanking interval, and of pseudorandomly phase modulating the color burst, which processes are the subject of the Patents, as now existing and including any Improvements;

     1.19 "RENEWAL TERM" means the five-year extension to the Term of this Agreement that may be implemented by E-Video electing to renew this Agreement in accordance with Section 12.2 of this Agreement;

     1.20 "SPECIFICATIONS" means Attachments 1A, 1B, 2 and 3;

     1.21 "TECHNOLOGY" means Macrovision's proprietary analog anti-copy technology as more specifically described in the Patents and the Specifications, necessary for E-Video to design, develop, manufacture and or purchase E-Video Recorders;

     1.22 "TERM" means an initial period of five (5) years from the date of execution of this Agreement;

     1.23 "TERRITORY" means the United States of America, and such additional countries as may be added to the Territory by way of one or more Expanded Territory Sublicenses as contemplated herein; and

     1.24 "USAGE ROYALTY" means the payments due to Macrovision for use of the Technology by E-Video, in accordance with Section 3.3 hereof.

2.   LICENSE GRANT

     2.1  Grant  of  License.  Subject  to the  terms  and  conditions  of  this
          ------------------
          Agreement, Macrovision hereby grants to E-Video, and E-Video hereby accepts from Macrovision, the following indivisible, exclusive, non-transferable rights and licenses under the Patents and the Technology, including the right to sublicense in accordance with Exhibit C herein, solely in the Field of Use, during the Term of this
          Agreement:


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          2.1.1The right to lease,  rent, sell or otherwise  distribute  E-Video
               Recorders  to  E-Video   Transmission   service   providers   and
               subscribers in the Territory;

          2.1.2The right to acquire E-Video Devices solely from Macrovision licensed suppliers thereof for the purpose of incorporating Devices into E-Video Recorders in the Patent Territories, for sale and/or distribution ; and

          2.1.3The right to apply  the  Process  in the Field of Use to  E-Video
               Transmissions in the Territory, subject to the limited use license rights in Section 2.2 below.

2.2  Limited Use. E-Video acknowledges and agrees that:
     -----------

          2.2.1The rights of E-Video to use the Technology and apply the Process are limited to the purposes set forth in Section 2.1 and that nothing contained in this Agreement shall be deemed to grant
               E-Video  any   additional   rights  to  the  Process  and/or  the
               Technology;

          2.2.2E-VIDEO   SHALL  NOT  APPLY  THE  PROCESS  TO  ANY  FORM  OF  NEW
               TECHNOLOGY, VIDEOTAPE OR VIDEO DISK (OTHER THAN THE PLAYBACK OF E-VIDEO RECORDINGS), REAL TIME PAY-TELEVISION, FREE BROADCAST TELEVISION TRANSMISSIONS, OR ANY OTHER UNRESTRICTED TELEVISION BROADCAST TRANSMISSION. E-VIDEO SHALL USE COMMERCIALLY REASONABLE EFFORTS TO PREVENT ALL PERSONS OTHER THAN E-VIDEO AND ITS AUTHORIZED LICENSEES FROM USING ANY E-VIDEO RECORDER TO APPLY THE PROCESS TO E-VIDEO RECORDINGS AND TO USE COMMERCIALLY REASONABLE EFFORTS TO PREVENT ALL PERSONS FROM USING ANY E-VIDEO RECORDER TO APPLY THE PROCESS FOR ANY PURPOSE NOT AUTHORIZED BY SECTION 2.1 OF THIS AGREEMENT; AND

               2.2.3All E-Video Recorders will contain a Device, and that each Device and E-Video Recorder shall be designed and manufactured in compliance with the Specifications.

     2.3  Additional Countries.  So long as E-Video has materially complied with
          --------------------
          all of the terms and conditions of this Agreement, and subject to the restrictions set out below, E-Video shall have the option to enter into one or more exclusive Expanded Territory Sublicenses by payment (subject to a prior offer as contemplated in Section 2.4) to Macrovision, upon thirty (30) days written notice to Macrovision, of an initial license fees calculated per the Country Pricing Formula shown in Exhibit D.

     2.4  Right of First Refusal. If Macrovision receives a request from a third
          ----------------------
          party to procure the rights described herein in any country other than the US or a country for which E-Video has not entered into an Expanded Territory Sublicense prior to such request, then Macrovision shall offer such license to E-Video on similar terms and conditions to those which Macrovision is prepared to enter into with such third party, and shall be free to enter into such license with such third party if E-Video does not execute an Expanded Territory Sublicense addendum to this Agreement within thirty (30) days of Macrovision's written notice to E-Video. In such cases, E-Video shall either accept or decline such terms within fourteen (14) days of receiving written notice from
          Macrovision. E-Video's failure to sign an Expanded Territory Sublicense on such terms within the said fourteen (14) days for such additional country or countries (and failure to pay for such license within sixty (60) days of such written notice) shall be deemed to be a decision on the part of E-Video to decline such Expanded Territory Sublicense. Notwithstanding the foregoing,


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          Macrovision  agrees not to actively  solicit any offers from any third parties for any such unexercised territories.

     2.5  Conversion to  Non-exclusive  License.  Any and all  exclusive  rights
          -------------------------------------
          granted pursuant to Section 2.4 shall convert, at the sole option of Macrovision, to non-exclusive rights for that Expanded Territory Sublicense upon the happening of any of the following:

          2.5.1E-Video payments to Macrovision are less than the minimum amounts set forth in Section 3; or

          2.5.2E-Video  fails to execute  one or more  system  operator  license agreements for Less-Than-Real-Time applications of the Technology, for a Tier 1 country, within twelve (12) months, for a Tier 2 country, within fifteen (15) months, and, for a Tier 3 country, within eighteen (18) months of the execution of the applicable Expanded Territory Sublicense. Tier 1, Tier 2 and Tier 3 countries are defined in Exhibit D.

     2.6 Sublicense Rights. E-Video is hereby granted, subject to Exhibit C, the exclusive right to sublicense the use of the Technology in the Field of Use to system operators in the Territory and in any Expanded Territories.

3.   LICENSE FEES AND ROYALTIES

     3.1  Option  Exercised.  The Option is deemed to have been  exercised as of
          -----------------
          the Effective Date.

     3.2  Initial  License  Fee.  E-Video  will pay to  Macrovision  the Initial
          ---------------------
          License Fee of$400,000.00 thirty (30) days from the Effective Date. The long form agreement must be executed prior to payment of fees outstanding. The Initial License Fee will be applied on a monthly basis toward the first twelve months' royalties hereunder, will be non-refundable, and will not creditable on a carry-forward basis into the subsequent year.

     3.3  Usage Royalties.  In addition to the Initial License Fee, E-Video will
          ---------------
          pay to Macrovision Usage Royalties for the application of the Technology to E-Video Transmission programming at the rate of 1% of the gross pay-per-view transaction charge levied by the system operator. Royalties shall be payable within thirty (30) days of the end of each calendar quarter in which such revenues became payable and shall be accompanied by reports reasonably satisfactory to Macrovision that show the number of pay-per-view transactions during that period and support the calculation of the Usage Royalty payment. If any real time pay-per-view system operator licenses provided by Macrovision in any Territory require fees less than 1% of the gross pay-per-view fees payable, then Macrovision will immediately reduce the E-Video license to an equal percentage for such system operator in that Territory.

     3.4  Minimum Royalties. Beginning on the first anniversary of the Effective
          -----------------
          Date, and at each of the next three anniversaries thereafter, E-Video shall pay to Macrovision a minimum annual Usage Royalty of $250,000 as an advance against the following year's Usage Royalties on total revenues from the E-video Transmission service in the United States of America. Each such $250,000 minimum annual fee shall be applicable to Usage Royalties incurred during the 12 months following such payment date. The minimum annual royalty for countries comprising Expanded Territory countries are set out in Exhibit D. There shall be no carry-over of such minimum annual Usage Royalties from one year to the next. E-Video will exercise any such Expanded Territory right within two (2) years of the Effective, except with respect to Europe in which case the time for


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          exercise of such  Expanded  Territory  rights  will be  eighteen  (18)
          months from the Effective Date.

     3.5  Minimum Gross Revenues.  E-Video's  exclusive rights under the license
          ----------------------
          contemplated hereunder shall become non-exclusive if:

          3.5.1The Commercial  Launch in the U.S. has not occurred within twelve
               (12) months of E-Video's execution of the Effective Date, or

          3.5.2The E-video Transmission service does not generate in excess of $250,000,000 in gross revenues in the U.S.A. in the fourth full year of operation following the Commercial Launch.

     3.6  Recorder  Fees  and  Royalties.  E-Video  will  pay,  or  require  its
          ------------------------------
          manufacturers to enter into agreements with Macrovision requiring them to pay, to Macrovision, a standard set top decoder one-time license fee ($75,000.00 as of the Effective Date) plus a per box license royalty fee ($1.00 as of the Effective Date for each E-Video Recorder manufactured by or for E-Video) within thirty (30) days after the close of each calendar month in which such E-Video Recorder is manufactured. If a set top manufacturer already has a Macrovision license, it will not be required to take out another Macrovision license, but it will be required to pay the $5,000 technical services and test fee per Device.

4.   E-VIDEO OBLIGATIONS

     4.1  Specification  of Copy  Protection  Technology  in  Receiver/Decoders.
          ----------------------------------
          E-Video will specify that all E-Video Recorders incorporate the Technology, and that all E-Video Recorder manufacturers sign license agreements with Macrovision.

     4.2  Usage of  Technology.  E-Video  agrees to apply the  Technology to all
          --------------------
          E-Video Transmissions, as contemplated in Section 2.2.2 herein.

     4.3  Copy Protection Management Strategy. E-Video will design and implement
          -----------------------------------
          a Copy Protection Management Strategy (CPMS) in the E-video Transmission transaction processing, conditional access, and billing systems. E-Video acknowledges that it has or will receive a copy of the CPMS requirements prior to commercial launch and understands that it has the responsibility to properly implement CPMS in the E-video Transmission systems.

     4.4  Progress Reports.  E-Video shall provide to Macrovision monthly status
          ----------------
          reports related to the design, development, and deployment of the E-video Transmission service, the contents of which will be mutually agreeable between E-Video and Macrovision.

5.   MACROVISION OBLIGATIONS

     5.1  Technical Support. When requested,  Macrovision will provide technical
          -----------------
          support and documentation reasonably necessary for E-Video to implement the Technology within E-Video Recorders, and to utilize the Technology in accordance with this Agreement. Macrovision technical personnel will collaborate as reasonably required to assist E-Video with the creation of a customized version of the CPMS software architecture.

     5.2  Improvements.  Macrovision will apprise E-Video of any Improvements in
          ------------
          the Process and the Technology and make such Improvements immediately available



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          to E-Video at no additional  charge.  Macrovision agrees to reasonably assist E-Video with respect to technical support concerning any Improvements.

     5.3 MACROVISION AGREES TO REASONABLY ASSIST E-VIDEO WITH ANY ASSESSMENT OR TESTING OF THE TECHNOLOGY THAT PERTAINS TO APPROVAL OR CERTIFICATION OF THE E-VIDEO SERVICE BY REGULATORY BODIES, UP TO A MAXIMUM OF ONE HUNDRED (100) HOURS OF TECHNICAL SUPPORT AT NO CHARGE TO E-VIDEO.

6.   QUALITY CONTROL & PRODUCT NOTICE

     6.1  Quality  Control  Standards.  E-Video  shall  employ  or  cause  to be
          ---------------------------
          employed such manufacturing and quality standards as shall be required to manufacture E-Video Recorders capable of properly applying the Process and in accordance with the Specifications. In addition, as and when requested by Macrovision for the sole purpose of enabling
          Macrovision to test and verify that the Process is being properly applied by E-Video Recorders, E-Video shall furnish to Macrovision random samples of the E-Video Recorders. Macrovision at any given time may be in possession of a maximum of five E-Video Recorders for testing which, with the exception of one E-Video Recorder, shall be returned to E-Video on completion of such testing. Macrovision shall exercise reasonable care and custody of such E-Video Recorders and will make no commercial use of the E-Video Recorders at any time other than for evaluation and demonstration. Macrovision shall not be liable to E-Video in the event that in the course of conducting a quality control test and verification pursuant to this Section 6 if there is damage to any E-Video Recorder. Macrovision shall promptly reimburse E-Video for the replacement cost of the damage to the E-Video Recorder. E-Video will provide Macrovision without charge at least one subscription to its E-Video Transmission service in each country in which such services are provided, to enable Macrovision to periodically test for CPMS compliance.

     6.2  Product  Notice.  E-Video will place or cause to be placed on the back
          ---------------
          or bottom of each E-Video Recorder in a readily viewable location, silk-screened or placed on a non- removable exterior tag, a product notice that shall read as follows: "U.S. patent numbers 4,631,603, 4,577,216, 4,819,098 and their foreign counterparts are licensed for non-commercial limited pay-per-view uses only". In the printed collateral material that accompanies the E-Video Recorder, the following notice must be printed in an appropriate place in such materials: "This product incorporates copyright protection technology that is protected by U.S. and foreign patents and other intellectual property rights. Use of this copyright protection technology must be authorized by Macrovision, and is intended for home and other limited pay-per-view uses only unless otherwise authorized by Macrovision. Reverse engineering or disassembly is prohibited."

7.   INDEMNITIES

     7.1  Indemnification  of E-Video.  Macrovision  will indemnify,  defend and
          ---------------------------
          hold harmless E-Video against any and all third party claims of proprietary rights infringement which may be asserted against E-Video on the grounds that E-Video's use of the Patents and/or Technology infringes upon such third party's rights. Macrovision shall defend against, control the defense of, and settle any action based upon any such claims. Macrovision will bear all costs and expenses, including reasonable attorney's fees, incurred in connection with the defense of any such claims or as result of any settlement made or judgment rendered on the basis of such claims. Macrovision's obligations under this Subsection 6.1 shall arise only if E-Video

          7.1.1Promptly notifies Macrovision in writing when such claim is made,


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          7.1.2 has complied with the material terms of this Agreement,

          7.1.3furnishes such information and assistance as Macrovision may reasonably request in connection with the defense, settlement or compromise of such claim,

          7.1.4does not enter into any settlement of any such claim without Macrovision's prior written consent; and

          7.1.5allows Macrovision to direct the defense of and/or handle such suit, claim or proceeding.

     7.2  Indemnification   of  Macrovision.   Notwithstanding   the  foregoing,
          ---------------------------------
          Macrovision shall not be liable to E-Video in any manner for any claim described in Section 6.1 arising primarily from E-Video's modification of the Technology and/or the Recorders or combination of same with other technologies if such claim would have been avoided in the absence of such combination or modification. In such instance, E-Video shall defend, indemnify and hold harmless Macrovision from and against any suit, claim proceeding or damages (including any court costs, attorneys' fees, and related litigation expenses) suffered by Macrovision arising out of or related to any circumstance described in this Section 7.2. E-Video's obligations under this Section 7.2 shall arise only if Macrovision:

          7.2.1promptly notifies E-Video in writing of any such suit, claim or proceeding,

          7.2.2allows E-Video to direct the defense of and/or handle such suit, claim or proceeding,

          7.2.3furnishes  such   information   and  assistance  as  E-Video  may
               reasonably request in connection with the defense settlement or compromise of such claim;

          7.2.4does not enter into any settlement of the suit, claim or proceeding without E-Video's prior written consent; and 7.2.5 has complied with the material terms of this Agreement.

     7.3  Alleged  Infringement:  Discontinuance  of Use.  If any  legal  action
          ----------------------
          alleging proprietary rights infringement is commenced or any threat thereof is made, against either party hereto or their customers or suppliers with respect to the use of the Patents, Technology, and /or in the manufacture and /or distribution of the E-Video Recorder by E-Video pursuant to the terms of this Agreement, Macrovision shall have the right, but not the obligation, to do any of the following:

          7.3.1replace or modify the Technology at Macrovision's expense to render it non-infringing, provided, however, that any replacement and/or modification shall substantially meet the Specifications or;

          7.3.2require E-Video to discontinue its use of the Technology until such action or threatened action is resolved to Macrovision's satisfaction. If Macrovision requires E-Video to discontinue its use of the Technology for any period, then during such period of discontinued use, all payments due pursuant to Section 3.1 and
               3.2 shall be deferred during such period of discontinued use. Any deferral of fees due during this period does not apply to fees owing prior to or after the discontinuance period; or

          7.3.3procure for the benefit of E-Video at  Macrovision's  expense the
               right  or  license  to  any  technology   alleged  to  have  been
               infringed.

     7.4  E-Video Participation.  E-Video shall have the right to participate in
          ---------------------
          the defense of such action and any settlement negotiations concerning a claim of patent or intellectual property infringement with regard to the use by E-Video of the Process, Patents and/or Technology.
          Macrovision shall not be responsible for any expenses incurred by E-Video in such participation unless Macrovision requires E-Video to participate in the expense of such action, in which case Macrovision shall be responsible for E-Video's reasonable out-of-pocket expenses.

          THE FOREGOING IS MACROVISION'S EXCLUSIVE OBLIGATION WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND.

8.   WARRANTIES

     8.1  Macrovision Warranties. Macrovision represents and warrants to E-Video
          ----------------------
          that:

          8.1.1Macrovision owns all right, title and interest in and to the Patents and the Technology, and that the Patents are valid and enforceable;

          8.1.2Macrovision is duly constituted and has the authority and is duly
               authorized   to  enter  into  this   Agreement  and  perform  its
               obligations hereunder;

          8.1.3the entering into of this Agreement by Macrovision and the performance by Macrovision of its obligations hereunder will not result in a breach or otherwise violate the terms of any agreements to which Macrovision is a party or is otherwise bound;

          8.1.4no further patent, trade secret, copyright or other intellectual property right is required (other than the license rights herein granted) to lawfully entitle E-Video to apply the Technology in the Territory through Recorders;

          8.1.5to its knowledge there are no material outstanding claims of infringement against Macrovision or its customers relating to the Technology; and

          8.1.6the Process when properly applied to a standard NTSC or PAL video signal will cause a substantial reduction in the image quality of a copy of such signal recorded on a videocassette when such videocassette is played on most combinations of videocassette recorders and television sets available as of the date of this Agreement. If the Process shall fail to comply with the foregoing warranty, E-Video shall have the right to require Macrovision to attempt to correct the Process to cause it to perform in accordance with the Specifications. If the Process does not comply with the foregoing warranty as a result of a defect in the E-Video Recorder or any component thereof or the improper application of the Process by E-Video, Macrovision shall have no warranty obligation to E-Video and shall be entitled to reimbursement at its then current time and materials rates for any corrective work Macrovision provides as to the Process and/or the defective E-Video Recorder; and

          8.1.7Macrovision is duly organized and existing under the applicable laws of Delaware.

     8.2  E-Video  Warranties.  E-Video  represents  and warrants to Macrovision
          ------------------
          that:

          8.2.1E-Video has the authority and is duly authorized to enter into this Agreement and perform its obligations hereunder;

          8.2.2the  entering   into  of  this   Agreement  by  E-Video  and  the
               performance by E-Video of its obligations hereunder will not result in a breach or otherwise violate the terms of any agreements to which E-Video is a party or is otherwise bound;

          8.2.3E-Video is duly organized and existing under the applicable laws of Nevada; and E-Video has the competence and expertise in the marketplace to commercialize the Technology, in the Field of Use, that would reasonably be expected of a company taking on the responsibilities of E-Video under this Agreement

          8.2.4No further patent, trade secret, copyright or other intellectual property right is required (other than technologies currently developed) to lawfully entitle E-Video to apply the Technology in the Territory through E-Video Recorders;

9.   LIMITATION OF LIABILITY

     9.1 NEITHER MACROVISION NOR E-VIDEO WILL BE LIABLE TO EACH OTHER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE OR KIND WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR OTHER ECONOMIC LOSS ARISING OUT OF THE USE OF THE PATENTS OR THE TECHNOLOGY BY E-VIDEO OR THE MANUFACTURE AND DISTRIBUTION OF THE E-VIDEO RECORDER BY E-VIDEO SO LONG AS SUCH USE IS IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

     9.2 IN NO EVENT WILL MACROVISION'S LIABILITY IN CONNECTION WITH THE PATENTS, THE TECHNOLOGY, THE PROCESS, THE DEVICE, THE E-VIDEO RECORDERS, OR THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY DAMAGES AND ANY COSTS FOR THE DEFENSE OF LICENSEE PURSUANT TO SUBSECTION 7.1, EXCEED TWICE THE AMOUNT PAID BY E-VIDEO TO MACROVISION HEREUNDER. THESE LIMITATIONS WILL APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, MACROVISION'S NEGLIGENCE, STRICT LIABILITY, PROPRIETARY RIGHTS INFRINGEMENT, MISREPRESENTATION AND OTHER TORTS, EXCEPT MACROVISION'S INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE.

10.  NEW TECHNOLOGY

     New Technologies shall not be considered Technology or Improvements hereunder. New Technologies may be made available to E-Video under a separate agreement with terms and conditions to be negotiated by the parties. E-Video acknowledges that Macrovision shall not be under any obligation to license E-Video one or more New Technologies unless the parties mutually agree upon fees, terms and conditions and execute a separate agreement for such purpose.

11.  OWNERSHIP INTEREST IN E-VIDEO

     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, E-Video TV shall, within thirty (30) days following E-Video's execution of this Agreement, grant Macrovision a 3% equity interest in its common issued stock as of the Effective Date. The parties shall enter into such documents and perform such other deeds and acts as are reasonably necessary to accomplish the intent of this provision, including industry-standard anti-dilution terms and restrictions on corporate reorganizations. E-Video TV shall ascertain not less than semi-annually that Macrovision's 3% equity interest remains undiluted.

12.  TERM AND TERMINATION

     12.1 Term.  This Agreement  shall be effective as of the Effective Date and
          ----
          will remain in effect for the Term, unless earlier terminated by mutual consent or for material breach of this Agreement.

     12.2 Renewal Option. So long as E-Video has materially complied with all of
          --------------
          the terms and conditions of this Agreement, E-Video shall have the additional option, by providing Macrovision with written notice on or before the fifty-fourth month of this Agreement (4.5 years), to renew this Agreement, effective upon expiration of the initial Term, for the Renewal Term on the same terms and conditions as described above, other than with respect to fees. E-Video shall pay an additional $350,000 to Macrovision prior to the expiration of the initial license herein for the purpose of exercising the Renewal Term option. Such renewed Agreement shall include all of the terms of the initial Agreement, except that this Agreement shall be deemed to be amended such that the requirement for the payment of minimum annual Usage Royalties shall increase to the sum of $350,000 per year beginning on the first anniversary of the Renewal Term and on each anniversary thereafter.

     12.3 Termination  for Breach.  In the event of a material  breach by either
          -----------------------
          party in the performance of its duties, obligations or undertakings under this Agreement, the other party will have the right to give written notice to the breaching party advising such party of the specific breach involved. If the breaching party will not have remedied such breach within thirty (30) days after such notice, the other party will have the right, in addition to any other rights and remedies it may have, to terminate this Agreement immediately upon written notice to the defaulting party.

13.  GENERAL TERMS

     13.1 Governing Law. This  Agreement will be governed by and  interpreted in
          -------------
          accordance with the laws of the State of California, as such laws are applied to agreements between California residents entered into and to be wholly performed within California.

     13.2 Currency.  All references to money in this  Agreement  refer to United
          --------
          States dollars.

     13.3 Attorneys' Fees. In any dispute,  litigation,  or arbitration  between
          ---------------
          the parties arising out of or related to this Agreement, the prevailing party therein shall be entitled to have its attorneys' fees, reasonable expenses, related litigation costs and costs of suit (if any) paid by the non-prevailing party.

     13.4 Inspection of Records. Macrovision will have the right during the term
          ---------------------
          of this Agreement and for one (1) year thereafter to have an independent certified public accounting firm review or audit E-Video's records for the purpose of certifying compliance with this Agreement or any succeeding long form agreement. All audits will be at Macrovision's expense and conducted during regular business hours, and begun upon at least one (1) week's prior notice. Macrovision will provide a copy of such audit to E-Video within five (5) days of its receipt of the audit. If the audit reveals that any payments due to Macrovision have been understated by more than five percent (5%), then E-Video will reimburse Macrovision for the cost of the audit. Any discrepancy in the amounts paid (including any understatement or overstatement) will be corrected within ten (10) days of the written notice of the official results of the audit being delivered by the auditor.

     13.5 Arbitration.  Any  dispute  between  the  parties  arising  out of, or
          ------------
          relating to, the validity, construction, interpretation or performance of this Agreement that cannot be resolved amicably shall be submitted to binding arbitration, to be held in San Francisco, California, USA, in accordance with the rules of the American Arbitration Association. Any such arbitration proceeding shall be conducted before an arbitration panel composed of three (3) arbitrators; each party shall designate one (1) arbitrator, and the two (2) arbitrators so designated shall designate the third arbitrator. The decision and award of the arbitrators shall (i) be in writing, (ii) state the reasons therefor, (iii) be based solely on the terms and conditions of this Agreement, as interpreted under the laws of the State of California, USA, and (iv) shall be final and binding upon the parties. The decision and award of the arbitrators in any such arbitration proceeding may be enforced in any court of competent jurisdiction.

     13.6 Rights  Cumulative.  Each and all of the  various  rights,  powers and
          ------------------
          remedies of the parties will be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     13.7 Notices.  All  notices,  consents or demands of any kind which  either
          -------
          party to the Agreement may be required or may desire to serve on the other party in connection with this Agreement will be in writing, will be deemed complete upon delivery and will be delivered by facsimile with a confirming copy sent by mail, personal service or by registered or certified mail, return receipt requested, deposited in the United States mail with postage thereon fully prepaid, addressed to the party at the address or facsimile number set forth in the initial paragraph of this Agreement. Service of any such notice, consent or demand so made by mail will be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt. Each party hereto may from time-to-time, by notice in writing served upon the other as aforesaid, designate a different mailing address or facsimile number or a different person to which such notices or demands are thereafter to be addressed or delivered.

     13.8 Severability.  If any of the  provisions of this Agreement are held to
          ------------
          be void or unenforceable, the parties agree that such determination will not result in the nullity or unenforceability of the remaining portions of this Agreement. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent legally permissible, the economic, business and other purposes of the void or unenforceable provisions.

     13.9 Counterparts. This Agreement may be executed in separate counterparts,
          ------------
          and by facsimile, each of which will be deemed an original, and when executed, separately or together, will constitute a single original instrument, effective in the same manner as if the parties had executed one and the same instrument.

     13.10Entire Agreement.  This Agreement is intended by the parties to be the
          ----------------
          final expression of their agreement and constitutes and embodies the entire agreement and understanding between the parties hereto and constitutes a complete and exclusive statement of the terms and conditions thereof, and will supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject matter. The Letter Agreement is expressly terminated and superseded.

     13.11Amendments.  No change in,  modification  of or  addition to the terms
          ---------
          and conditions contained herein will be valid as between the parties unless set forth in a writing which is signed by authorized representatives of both the parties and which specifically states that it constitutes an amendment to this Agreement.

     13.12Waiver.  No  waiver  of any  term,  provision,  or  condition  of this
          ------
          Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or be construed as, a further or continuing waiver of that term, provision or condition or any other term, provision or condition of this Agreement.

     13.13Assignment.  Neither  party  hereto will assign this  Agreement or any
          ----------
          rights or obligations hereunder to any party without the prior written consent of the other party hereto, such consent not to be unreasonably withheld. However, either party may assign this Agreement in total to a successor in interest.

     13.14Binding on  Successors  and Assigns.  Subject to the  restrictions  of
          -----------------------------------
          Section 13.13 (Assignment), this Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the successors and permitted assigns of the parties hereto.

     13.15Captions.  Captions are  provided in this  Agreement  for  convenience
          --------
          only and they form no part of this Agreement and are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

     13.16Disclaimer of Agency.  Nothing contained in this Agreement is intended
          --------------------
          or will be construed so as to constitute the parties to this Agreement as partners or joint venturers or as agents of each other. Neither party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party in any contract, agreement or undertaking with any third party.

     13.17Publicity.  Macrovision  and E-Video agree that from  time-to-time  it
          ---------
          will be beneficial to both parties to issue press releases and other public announcements concerning benefits arising from the manufacture and sale of Products. Each party agrees to submit for mutual approval any press release that involves the other party and the Technology, such approval not to be unreasonably withheld. Macrovision may at any time "line list" E-Video as an authorized Macrovision licensee.
          Likewise, E-Video may publicly disclose that it is a Macrovision-authorized licensee.

     13.18Effectiveness.  This Agreement  shall be effective only when signed by
          -------------
          all parties.

     13.19Ambiguities.  Each party and its counsel  have  participated  fully in
          -----------
          the review and revision of this agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this agreement.

     13.20Confidentiality.    Any and   all information of a confidential and/or
          proprietary nature of either party ("Confidential Information") as may be disclosed and exchanged between the parties during the term of this Letter Agreement (and marked so as to indicate its confidentiality) shall be kept strictly confidential by each of the parties. Neither party shall disclose any Confidential Information of the other party to any third party (except for its accounting, legal advisors and potential investors under a non-disclosure agreement) without the prior written consent of the party disclosing such Confidential Information (the "Disclosing Party"). The foregoing shall not apply to information disclosed by a Disclosing Party which:

          13.20.1 is now publicly available, or becomes publicly available, through no fault of the other party;

          13.20.2 can be shown by written evidence to have been in the possession of the other party prior to the time of disclosure by the Disclosing Party;

          13.20.3 becomes available to the other party, other than by breach of confidentiality owed to the Disclosing Party; or

          13.20.4 is required by law or ordered by competent government or court.

     13.21Excise  Taxes.  In the event  that any sales  tax,  use tax,  or other
          -------------
          excise tax is imposed upon Macrovision by any jurisdiction, with respect to any transaction set forth herein, E-Video shall reimburse to Macrovision one-half the amount of any and all such taxes paid by Macrovision to the fullest extent permitted by law.

     13.22Rights  Cumulative.  Each  and  all the  various  rights,  powers  and
          ------------------
          remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     13.23Export  Controls.  E-Video will not export  directly or indirectly the
          ----------------
          Technology or any confidential information generated or disclosed by Macrovision to any country for which the Government of the United States or any agency thereof requires an export license or other governmental approval at the time of export without first obtaining such required license or approval.

     13.24Force Majeure. If either party's performance of any of its obligations
          -------------
          hereunder is prevented, restricted or interfered with by reason of fire, or other casualty or accident; strikes or labor disputes; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency; or any act or condition whatsoever beyond its reasonable control, the non-performing party upon giving prompt notice to the other party, both parties shall be excused from such performance to the extent of such prevention, restriction or interference; provided the non-performing party shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance hereunder whenever such causes are removed.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Effective Date.

MACROVISION  CORPORATION                  E-VIDEO  U.S.A.,  INC.

By:  /s/  Ian  Halifax                    By:  /s/  R.  Bennett
   --------------------                      --------------------
       (Signature)                              (Signature)
Name:  Ian  Halifax                       Name:  Roy  Bennett
     ------------------                        ------------------
       (Please  print)                          (Please  print)
Title:  CFO                               Title:  President
      -----------------                         -----------------
       (Please  print)                          (President)
Date:  14  March  2000                    Date:  14  March  2000
     ------------------                        ------------------


                                          E-VIDEO  TV,  INC.

                                          By:  /s/  R.  Dinning
                                             ---------------------
                                                     (Signature)
                                          Name:  Robert  Dinning
                                               -------------------
                                                (Please  print)
                                          Title:  CFO/Director
                                                ------------------
                                                 (Please  print)
                                          Date:  March  14,  2000
                                               -------------------

                                    EXHIBIT A
                          EXPANDED TERRITORY SUBLICENSE

This EXPANDED TERRITORY SUBLICENSE is effective the ___ day of _________, 200__ by and between MACROVISION CORPORATION, a Delaware corporation, of 1341 Orleans Drive, Sunnyvale, California 94089, USA, facsimile (408) 743-8610 ("Macrovision") and E-VIDEO U.S.A., INC., a Nevada corporation, of 8360 East Via de Ventura, Building L-200, Scottsdale, Arizona 85258, USA, facsimile (480) 778-1498 ("E-Video").

Reference is made to that certain license agreement between Macrovision and E-Video dated January 31st, 1999 pertaining to Macrovision's Less-Than-Real-Time technology, as defined therein (the "Agreement").

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The definition of "Territory" in the Agreement is hereby expanded to include _______.

2. [License fee and royalty table for the expanded territory to be inserted here.]

3. All other terms of the Agreement remain unchanged and are incorporated herein by reference. The term of this Expanded Territory Sublicense will be co-terminous with the Agreement. This Expanded Territory Sublicense will be considered part of the Agreement, however a breach of the terms hereof will not be considered a breach of the Agreement, and in such event Macrovision will be entitled to terminate only this Expanded Territory Sublicense.

IN WITNESS WHEREOF, the parties have executed this Expanded Territory Sublicense as of the date first written above.

MACROVISION  CORPORATION          E-VIDEO  U.S.A.,  INC.


By:                              By:
  -------------------------------   -----------------------------------

          (Signature)                          (Signature)
  -------------------------------   -----------------------------------

Name:                              Name:
  -------------------------------   -----------------------------------

          (Please  print)                         (Please  print)
  -------------------------------   -----------------------------------

Title:                              Title:
  -------------------------------   -----------------------------------

          (Please  print)                         (Please  print)
  -------------------------------   -----------------------------------

Date:                              Date:
  -------------------------------   -----------------------------------

                                    EXHIBIT B
PATENT  TERRITORIES
                                     Australia
                                     Austria
                                     Belgium
                                     Canada
                                     China
                                     France
                                     Germany
                                     Hong Kong
                                     India
                                     Ireland
                                     Italy
                                     Japan
                                     Liechtenstein
                                     Luxembourg
                                     Mexico
                                     Netherlands
                                     New Zealand
                                     Philippines
                                     South Africa
                                     South Korea
                                     Spain
                                     Sweden
                                     Switzerland
                                     Taiwan
                                     Thailand
                                     United Kingdom
                                     United States

                                    EXHIBIT C

SUBLICENSE  RIGHTS,  RESTRICTIONS  AND  OBLIGATIONS

E-Video shall enter into one or more system operator agreements substantially in the form set out in Exhibit E, under the terms of Section 2.6 hereof.

The rights set out in Section 2.6 of this Agreement are subject to the following restrictions and obligations:

E-VIDEO  OBLIGATIONS

1. E-Video will not represent to any party that it represents Macrovision or acts as Macrovision's agent with respect to any New Technologies, as defined herein.

2. With respect to existing Macrovision licensees, or prospects which Macrovision provides to E-Video, E-Video will not charge more and Macrovision will receive not less than the licensee fees and royalties referred to in such agreements; and with respect to prospective customers, E-Video will not charge less than the 1% provided for in Macrovision's standard system operator agreement. Any alteration to the license fees and royalties of such agreements must be authorized in writing by Macrovision prior to the execution of any such agreements by E-Video.

3. Less-Than-Real-Time customer prospects will not be required to utilize E-Video Recorders manufactured by E-Video so long as the recorders used comply with E-Video Recorder specifications as they relate to analog copy protection.

4. E-Video will test and certify all uses of the Technology in the Field of Use that any E-Video licensee may make in their customer applications. E-Video will insure that the Specifications are properly implemented before any set top decoders utilizing the Technology are shipped, and before any transmission implementing the Technology is activated.

5. E-Video will provide and maintain its own technical, legal, sales and operational personnel in support of all sales, certification and system activation activities. If E-Video requires assistance from Macrovision in this regard, E-Video will pay for any such assistance exceeding forty (40) hours at Macrovision's then-current technical support rates.

6. E-Video will immediately notify Macrovision upon commencing any discussions pertaining to the Technology in the Field of Use with any MPA studios, cable operators or DBS operators.

7. E-Video will immediately notify Macrovision of the commencement of any discussions or negotiations with any party, who shall promptly be identified to Macrovision, pertaining to the possibility of such party representing E-Video for the purpose of licensing E-Video services with the Technology embedded therein. E-Video will instruct any such agent or sales representative which it retains that it is obligated, as is E-Video, to utilize the Macrovision approved standard form system operator licensee documentation as set out in Exhibit E when it is negotiating with E-Video customers, and that neither such agent or sales representative nor E-Video is entitled to change any terms in such documentation without Macrovision's prior written agreement.

8. E-Video will promptly notify Macrovision in writing of any product or service enhancement which might have any effect on the use of the Technology, and any such event will require re-certification by Macrovision to ascertain that the Specifications are still met.

9. E-Video and Macrovision will promptly notify one another of any new product or service offerings relating to the Technology or the E-Video service, and any price changes pertaining to the licensing of any product or service with the Technology embedded. For new sales, E-Video will provide to Macrovision a copy of the E-Video sales contract or license agreement.

10. E-Video will attach a copy of the Specifications to each E-Video system operator or manufacturing agreement pertaining to the Technology, provided that E-Video shall ascertain beforehand that an appropriate non-disclosure agreement has been entered into which adequately protects Macrovision's trade secret and other proprietary rights therein.

11. E-Video will be responsible for complying with all DVB or related standards, specifications and requirements for the licensing of the Technology in the Field of Use into all Expanded Territories.

12. E-Video will not enter into any agreement, directly or indirectly, for the manufacture, production, import, advertising, offering, acquisition, sale or licensing of any products or services competitive to the Technology.

13. E-Video will make no representations or warranties as to the Technology other than those contained in written materials made available by Macrovision, other than as may be approved beforehand in writing by Macrovision.

MACROVISION  OBLIGATIONS

1. Macrovision will attend meetings with potential E-Video customers as reasonably requested. E-Video will provide reasonable advance notice of such meetings as well as copies of all pertinent documentation and correspondence with such customer.

2. Macrovision will provide up to forty (40) hours of technical support (including one round-trip to a customer's site) per E-Video system operator activation, as required to explain the Technology, configure operator software, carry out system tests, and as otherwise required in Macrovision's reasonable opinion. E-Video will pay Macrovision's then-current technical support rates for any such support in excess thereof.

3. Macrovision will provide sales support, as reasonably requested, including sales leads, prospective contacts and support which Macrovision reasonably deems necessary in licensing negotiations.

4. Macrovision will provide one master copy, along with all subsequent revisions thereof, of the Specifications for use with the license agreements which E-Video will enter into hereunder.

5. Macrovision will immediately provide E-Video contact information regarding any new real-time licenses and inquiries for Less Than Real Time licenses. E-Video will not contact any such parties prior to giving Macrovision reasonable advance notice of the intent to do so.

                                    EXHIBIT D

                             MINIMUM USAGE ROYALTIES

TIER  1,  2  AND  3  COUNTRIES  (AS  REFERENCED  IN  SECTION  2.5.2)

Tier  1:  U.S.A.,  U.K.,  France,  Spain,  Germany,  Italy,  and  Japan

Tier  2  :  Hong  Kong  and  Australia

Tier  3:  Rest  of  the  world


COUNTRY  PRICING  FORMULA:

The minimum annual usage royalties payable in any country comprising an Expanded Territory country hereunder will be the greater of:

     (a) $1.00 per 1,000 of population
     (b) the average of projected (or actual, if available) Pay TV spending (in US dollars) in 2000, 2001, 2002 and 2003 times one one-hundredth of one percent (.01%)

but  in  no  event  less  than  $25,000  per  year  nor  more  than  $150,000.

The preceding formula excludes the following Expanded Territories, which have been priced individually as follows:

   U.K.  (excluding  Ireland)  -  $150,000
   Japan  -  $150,000
   France  -  $100,000
   Germany  -  $100,000
   Spain  -  $100,000
   Australia  -  $75,000
   South  Korea  -  $50,000